Exhibit 99.1
OBIT/Globecomm Systems Announces the Passing of Its Founding President Kenneth A. Miller
Tuesday July 22, 9:00 am ET
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—Globecomm Systems Inc. (NASDAQ: GCOM — News), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, announced today with great sadness the passing of its President Kenneth A. Miller on July 20.
Kenneth Miller was one of the founders of Globecomm Systems as a satellite systems integration company in October 1994. From that time to the present, Mr. Miller was instrumental in driving the Company into the wide range of markets and businesses in which it operates today. He led the company’s expansion into communications services through its Globecomm Network Services subsidiary, which provides IP and data services, video transmission and mobile telephony backhaul and network services via satellite. More recently, he led the company’s strong growth in business with the US Department of Defense and civilian agencies including the Federal Aviation Administration and the National Oceanic and Atmospheric Administration.
Mr. Miller came to Globecomm Systems from Satellite Transmission Systems (STS), where he also served as President. During his tenure at STS from 1978 to 1994, he developed and implemented satellite communications networks, systems and products for customers in the US and overseas. He was responsible for the design and production of the Commercial Terminal Family, the SC-6 Satellite Communications Terminal and the STICS IV Multi-band Satellite Communications Terminal for US customers. Prior to joining STS, Mr. Miller was Manager of Satellite Systems at Comtech Telecommunications and a Satellite Communications Staff Officer in the US Army. While serving in the Army in 1969, Mr. Miller conducted the first experiments using digital satellite communications over military satellites.
“Ken has been my friend and colleague for 35 years,” said Globecomm Chairman and CEO David Hershberg. “I have never known a better or more talented person, one I will never forget. The last thing Ken said to me was to make sure I take care of the employees and the company he worked so hard to build. That was typical of the Ken Miller we all loved and respected. Ken was a pioneer in the Satcom business and a great leader who has left a wonderful heritage at Globecomm.”
In February 2008, the World Teleport Association named Mr. Miller its Teleport Executive of the Year for his successful effort to transform Globecomm into a global provider of teleport services. On July 24, at a ceremony at its headquarters in Hauppauge, New York, Globecomm will rename its satellite communications hub the Kenneth A. Miller International Teleport.
In addition to his responsibilities at Globecomm, Mr. Miller was an active member of the Long Island business community. In June 2004, he was awarded the Golden Eagle award by the Ward Melville Heritage Organization in recognition of his contributions to the Long Island economy. Ken had a long relationship with Stony Brook University, including the Center of Excellence in Wireless and Information Technology and the Long Island Technology Hall of Fame. Ken was both on the Steering & Selection committees. Ken had a huge impact on a great many other individuals including hundreds of engineering students and other engineering professionals across the Long Island region. He was an active member of the Long Island Software and Technology Network, Long Island for Technology, the Hauppauge Industrial Association and the Long Island Association.
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, Hong Kong, the United Kingdom, the United Arab Emirates and Afghanistan. For more information, visit www.globecommsystems.com.

Contact:
Globecomm Systems Inc.
Fred Dugourd, +1 631-231-9800 x1122
Marketing Manager
Fax: 631-231-1557
fdugourd@globecommsystems.com
or
Investor Relations
ir@globecommsystems.com
www.globecommsystems.com